SECOND AMENDMENT
                         AND COMPLETE RESTATEMENT OF THE
                          PEOPLES BANK & TRUST COMPANY
                      UNFUNDED SUPPLEMENTAL RETIREMENT PLAN
                   FOR A SELECT GROUP OF MANAGEMENT EMPLOYEES
                          (EFFECTIVE DECEMBER 1, 1988)



         Pursuant to rights referred under Section 6.01 of the Peoples Bank & Trust Company Unfunded Supplemental Retirement Plan For a Select Group of Management Employees (the "Plan"), Peoples Bank & Trust Company (the "Company") hereby amends and restates the Plan, effective as of December 1, 1988, unless a later date is specified herein, to provide, in its entirety, as follows:

                                    PREAMBLE

         This Plan is an unfunded supplemental retirement plan for a select group of management employees of Peoples Bank & Trust Company and is designed to meet applicable exemptions under Sections 201(2), 301(a)(3), 401(a)(1) and 4021(b)(6) of the Employee Retirement Income Security Act of 1974, as amended, and under Department of Labor Regulation Section 2520.104-23.

                                    ARTICLE I
                                   DEFINITIONS

         Section  1.01.  Administrator.   The  term  "Administrator"  means  the
Company, which shall have the sole authority to manage and to control the operation and administration of this Plan.


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         Section 1.02.  Board.  The term "Board" means the Board of Directors of the Company. Whenever the provisions of this Plan require action by the Board, it may be taken by the Board Related Affairs Committee of the Board with the same force and effect as though taken by the entire Board.

         Section 1.03. Company. The term "Company" means Peoples Bank & Trust Company, and any successor thereto.

         Section 1.04. Company Retirement Plan. The term "Company Retirement Plan" means the Peoples Bank & Trust Company Employees' Pension as now in effect or hereafter amended. The Company Retirement Plan is not amended or modified in any manner by this Plan, and any benefits payable to Participants or to their surviving spouses under this Plan shall have no effect on the benefits payable to Participants or to their surviving spouses under the Company Retirement Plan.

         Section 1.05. Compensation. The term "Compensation" means the annual remuneration received by a Participant from the Company for services rendered to the Company (inclusive of bonus payments); provided, however, that the term "Compensation" shall also include any current compensation deferred by a Participant under any qualified or non-qualified plan sponsored or maintained by the Company or under any agreement entered into by a Participant and the Company.

         Section 1.06. Effective Date. The term "Effective Date" means December 1, 1988.


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         Section 1.07. Participant.  The term "Participant" means any individual designated in Article II of this Plan who is eligible for benefits under this Plan.

         Section  1.08.  Plan.  The term "Plan"  means this Peoples Bank & Trust
Company Unfunded Supplemental Retirement Plan for a Select Group of Management Employees.

         Section 1.09. Plan Year. The term "Plan Year" means the calendar year.

         Section 1.10. Primary Social Security Benefits. The term "Primary Social Security Benefits" means the monthly amount of old age insurance benefits available at the later of age 65 or the date on which the Participant's employment with the Company is terminated under the provisions of Title II of the Social Security Act in effect at the date on which such a Participant's employment with the Company is terminated. The Administrator shall adopt rules governing the computation of Primary Social Security Benefits, and the fact that a Participant or the surviving spouse of a deceased Participant does not actually receive such amount because of failure to apply, continuance of work or for any other reason shall be disregarded.

         Section 1.11. Total Disability. The term "Total Disability" means a physical or mental condition that qualifies a Participant for permanent disability payments under the Social Security Act.


                                   ARTICLE II

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                                  PARTICIPATION

         The individuals eligible to participate in this Plan shall include only the Executive Officers of the Company who are designated in this Article. The Executive Officers selected to participate in this Plan are as follows:


         Name                                    Current Title

William E. McWhirter                    Chief Executive Officer

Charles R. Farber                       Executive Vice President

Gerald R. Francis                       President and Chief Operating Officer


Additional key executives may be added to the Plan by action of the Company Board. (Article II amended to be effective as of April 17, 1997.)


                                   ARTICLE III
                      MONTHLY SUPPLEMENTAL PENSION BENEFITS

         The monthly supplemental pension benefits for any Participant shall be an amount (not less than zero) equal to one-twelfth (1/12) of the product of:

         (a) the  lesser of (i) two  percent  (2%)  times  the years of  service
credited  to  the  Participant  under  the  Company   Retirement  Plan  or  (ii)
seventy-five percent (75%); times

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         (b) the average  Compensation  paid to that Participant with respect to the last full thirty-six (36) consecutive months ending on or before the date his employment with the Company is terminated;

         less the sum of his Primary Social Security Benefits (as determined under Section 1.10) and less the benefits that would be payable to him for the month he attains age sixty-five (65) or, if later, the first (1st) month following the date his employment with the Company is terminated under the Company Retirement Plan on a single-life basis regardless of the form in which such benefits are actually paid.

                                   ARTICLE IV
                       ENTITLEMENT TO RETIREMENT BENEFITS

         A Participant who retires or otherwise terminates his employment with the Company for reasons other than his death shall be entitled to receive monthly supplemental pension benefits under this Plan only if:

                  (1) his employment with the Company terminates on or after his attainment of age sixty (60), or

                  (2) his employment with the Company terminates by reason of his incurring a Total Disability.

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The amount of the  monthly  supplemental  pension  benefits to which an eligible
Participant is entitled shall be determined in accordance with Article III. The monthly payments shall begin on the first (1st) calendar day of the month coinciding with or next following the date on which a Participant's employment with the Company is terminated and shall continue through the month in which his death occurs; provided, however, that if payments are to commence to a Participant before his attainment of age sixty-five (65), the amount of such Participant's monthly supplemental pension benefits shall be reduced to the extent and in the same manner that such payments would be reduced if made from the Company Retirement Plan; provided, further, that if a Participant's employment terminates because of his incurring a Total Disability, his monthly payments, based on his average Compensation during the thirty-six (36) months immediately before such termination, shall not commence until such Participant has attained age sixty (60). If any Participant whose employment with the Company is terminated by reason of his incurring a Total Disability recovers from that Total Disability before his attainment of age sixty-five (65) and does not resume employment with the Company within sixty (60) calendar days after his recovery, if requested by the Company, the payment of the monthly supplemental pension benefits by reason of this Section shall cease upon the conclusion of such sixty (60) calendar day period; provided, however, that a Participant shall not be deemed to have recovered from a Total Disability unless such Participant is deemed to have recovered from the Total Disability for purposes of the Company Retirement Plan. If a Participant's employment with the Company is terminated before his attainment of age sixty (60) for reasons other than his death or Total Disability, such Participant shall not be eligible for any benefits under this Plan. If a Participant dies after payments have commenced hereunder but before such Participant has received at least one-hundred and eighty (180) monthly payments, monthly payments shall continue to be made to the beneficiary

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designated in writing to the Committee by such  Participant  until the aggregate number of payments to such Participant and following his death to his designated beneficiary equal one hundred and eighty (180); provided, however, that if a Participant does not designate a beneficiary, his beneficiary shall be his surviving spouse, and, if there is no surviving spouse, his beneficiary shall be his estate. If a Participant's employment with the Company is terminated because of his death, such participant shall be entitled to a lump sum (not less than zero) equal to 9.712 times the product of:

         (a)      twelve (12); times

         (b) the monthly supplemental pension benefit determined in accordance with Article III;

          less the benefits payable under the Split Dollar Insurance Agreement entered into between the Participant and the Company.

                                    ARTICLE V
                                 ADMINISTRATION

         Section 5.01. Delegation of Responsibility. The Administrator may delegate duties involved in the administration of this Plan to such other person or persons whose services are deemed necessary or convenient, including, without limitation any committee of the Board with oversight responsibility for any of its employee benefits. However, the ultimate responsibility for the administration of this Plan shall remain with the Administrator.


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         Section 5.02.  Payment of Monthly  Benefits.  The monthly  supplemental pension benefits and the death benefits payable under this Plan shall be paid solely from the general assets of the Company. The Participants shall not have interest in any specific asset of the Company under the terms of this Plan. This Plan shall not be considered to create an escrow account, trust fund or other funding arrangement of any kind or a fiduciary relation between the Company and any Participant.

         Section 5.03. Construction of Plan. The Board shall have the power to construe this Plan and to determine all questions of fact or law arising under it. It may correct any defect, supply any omission or reconcile any inconsistency in this Plan in such manner and to such extent as it may deem expedient. All acts and determinations of the Board shall be final and conclusive on the Participants and shall not be subject to appeal or review.

                                   ARTICLE VI
                                  MISCELLANEOUS

         Section 6.01. Amendment or Termination of Plan. This Plan may be amended, modified, and supplemented in any respect or terminated by Board action only if the continued operation of this Plan is deemed imprudent by the Board as a result of changes in the law or other circumstances outside of the control of the Company; provided, however, that, without the consent of a Participant, no amendment, modification, supplement or termination of this Plan shall have the effect of discontinuing or of reducing (a) the monthly supplemental pension benefits being paid to a Participant under Article IV of this Plan after he has met one (1) of the conditions set forth under Article IV of

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this Plan  entitling him to payments  under  Article IV of this Plan;  provided, further, that unless a Participant otherwise consents, in the event of termination of this Plan before the commencement of payment of any benefits under Article IV hereof, such Participant shall continue thereafter to be entitled to receive supplemental pension benefits upon the terms and conditions set forth herein, but such benefits shall be based only on the average Compensation paid to such Participant with respect to the last thirty-six (36) consecutive months ending on or before the date as of which this Plan is terminated.

         Section 6.02. Successors and Assigns. This Plan shall be binding upon the successors and assigns of the Company.

         Section 6.03. Choice of Law. This Plan shall be construed and interpreted pursuant to, and in accordance with, the laws of the State of Indiana.

         Section 6.04. No Employment Contract. This Plan shall not be construed as an agreement, consideration or inducement of employment or as affecting in any manner the rights or obligations of the Company or of any Participant to continue or to terminate the employment relationship any time.

         Section 6.05. Non-Alienation. Neither a Participant nor his spouse shall have any right to anticipate, to pledge, to alienate or to assign any rights under this Plan, and any effort to do so shall be null and void. The monthly benefits payable under this Plan shall be exempt from the claims of

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creditors or other claimants and from all orders, decrees, levies and executions and any other legal process to the fullest extent that may be permitted by law.

         Section 6.06. Gender and Number. Words in the masculine gender shall be construed to include the feminine gender in all cases where appropriate; words in the singular or plural shall be construed as being in the plural or singular in all cases where appropriate.

         Section 6.07. Headings. The headings in this Plan are solely for convenience of reference and shall not affect its interpretation.



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         This Second  Amendment and Complete  Restatement  of the Peoples Bank &
Trust Company Unfunded Supplemental Retirement Plan For a Select Group of Management Employees was approved by the Board of Directors of the Company at a meeting on September 18, 1997. Pursuant to such authorization, the following officer of the Company has executed this Amendment on this 11th day of October, 1997, but this Amendment shall be retroactively effective as of December 1, 1988, unless a later date is specified herein.


                                                   PEOPLES BANK & TRUST COMPANY



                                                   By: /s/ William E. McWhirter
                                                   Its: Chairman & CEO






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